EXHIBIT 8.1

List of Significant Subsidiaries

The following is a list of the Company’s significant subsidiaries as at March 1, 2012.

Name of Significant Subsidiary	State or Jurisdiction of Incorporation	Proportion of Ownership Interest
TEEKAY CHARTERING LIMITED	MARSHALL ISLANDS	100.0%
TEEKAY HOLDINGS LIMITED	BERMUDA	100.0%
SINGLE SHIP LIMITED LIABILITY COMPANIES	MARSHALL ISLANDS	100.0%
TEEKAY LNG PARTNERS LP	MARSHALL ISLANDS	40.1	%(1)
TEEKAY OFFSHORE PARTNERS LP	MARSHALL ISLANDS	33.0	%(1)
TEEKAY OFFSHORE OPERATING LP	MARSHALL ISLANDS	33.0	%(1)
TEEKAY NAVION OFFSHORE LOADING PTE LTD.	SINGAPORE	33.0	%(1)
TEEKAY PETROJARL AS	NORWAY	100.0%
TEEKAY TANKERS LTD.	MARSHALL ISLANDS	20.4	%(2)

(1)	The partnership is controlled by its general partner. Teekay Corporation has a 100% beneficial ownership in the general partner. In limited cases, approval of a majority or supermajority of the common unit holders (in some cases excluding units held by the general partner and its affiliates) is required to approve certain actions.
(2)	Proportion of voting power held is 51.2%.